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CONTACT

Daniel H. Popky
Sr. VP and CFO
404/370-4277



                   ALLIED HOLDINGS, INC. APPOINTS KPMG LLP AS
                         INDEPENDENT PUBLIC ACCOUNTANTS


DECATUR, GA., APRIL 2, 2002 -- ALLIED HOLDINGS, INC. (NYSE: AHI) announced today that its Board of Directors has appointed KPMG LLP as the Company's independent public accountants. KPMG LLP will replace Arthur Andersen LLP as the independent public accountants for Allied.

The appointment of KPMG was made after careful consideration by the Board of Directors, its Audit Committee and management of Allied, as new developments regarding Arthur Andersen have emerged. The decision to change auditors was not the result of any disagreement between Allied and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Commenting on the announcement, Hugh E. Sawyer, Allied's President and Chief Executive Officer, said " We are impressed with the experience of the KPMG team and look forward to working with the KPMG professionals as our new independent public accountants." Mr. Sawyer added, "Arthur Andersen has provided many years of quality service to Allied and we have a high regard for the individuals that have served our Company."

ABOUT ALLIED HOLDINGS

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing logistics, distribution and transportation services to the automotive industry. The services of Allied's subsidiaries span the entire finished vehicle distribution continuum, and include logistics, car-hauling, intramodal transport, inspection, accessorization, and dealer prep. Allied, through its subsidiaries, is the largest company in North America specializing in the delivery of new and used vehicles.

For additional information about Allied, please visit our website at www.alliedholdings.com.